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[VISTA GOLD CORP. LOGO]       7961 SHAFFER PARKWAY
                              SUITE 5
                              LITTLETON, COLORADO 80127
                              TELEPHONE (720) 981-1185
                              FAX (720) 981-1186

                                            Trading Symbol:  VGZ
                                            Toronto and American Stock Exchanges

-------------------------------------------------------   N E W S   ------------

VISTA GOLD CORP. ANNOUNCES DATE FOR SHARE CONSOLIDATION

DENVER, COLORADO JUNE 14, 2002 - Vista Gold Corp. (TSE; AMEX -VGZ) announces that with respect to the consolidation of the Corporation's issued and outstanding common shares on a one for 20 basis, trading of the Corporation's common shares on a post-consolidation basis will commence at the start of trading on June 19, 2002, at both the Toronto Stock Exchange and the American Stock Exchange. Written instructions setting out the procedures for shareholders to surrender their existing common share certificates in exchange for new common share certificates have today been sent to registered shareholders.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton, Colorado. Its holdings include the Hycroft mine in Nevada, the Amayapampa project in Bolivia, and exploration projects in North and South America.











The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at
(720) 981-1185, or visit the Vista Gold Corp. website at WWW.VISTAGOLD.COM